EXHIBIT 23(D)

Consent of Independent Registered Public Accounting Firm

Teachers Insurance and Annuity Association of America

We hereby consent to the use in the Registration Statement on Form S-1/A of TIAA Real Estate Account of our report dated May 30, 2017, relating to the Statement of Revenues and Certain Expenses of One Beeman Road for the year ended December 31, 2016. We also consent to the reference to us under the caption Experts.

/s/ Mitchell & Titus, LLP
April 25, 2018